Exhibit 99.1
Copano Energy, L.L.C.	News Release

Contacts:	Matt Assiff, Senior VP & CFO
Copano Energy, L.L.C.
FOR IMMEDIATE RELEASE	713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY REPORTS FIRST QUARTER 2009 RESULTS

HOUSTON, May 6, 2009 — Copano Energy, L.L.C. (NASDAQ:  CPNO) today announced its financial results for the three months ended March 31, 2009.

“We are pleased with our first quarter of 2009 results in light of the challenging economic and commodity price conditions during the period.  These results reflect stable overall volumes and the benefit of our commodity price risk hedging program,” said John Eckel, Copano Energy’s Chairman and Chief Executive Officer.

First Quarter Financial Results

Revenue for the first quarter of 2009 decreased 46% to $216.4 million compared with $401.7 million for the first quarter of 2008.  Total segment gross margin decreased 14% to $52.5 million for the first quarter of 2009, from $61.3 million for the same period a year ago.

Adjusted EBITDA for the first quarter of 2009 decreased 11% to $40.6 million compared with $45.8 million for the first quarter of 2008.  Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, adjusted to include Copano’s share of depreciation, amortization and interest costs attributable to its unconsolidated affiliates.  This adjustment equaled $6.9 million for the first quarter of 2009 compared with $8.0 million for the first quarter of 2008.  Non-cash charges incurred during the first quarter of 2009 that were not added back in determining adjusted EBITDA include amortization expense of $9.2 million related to the option component of Copano’s risk management portfolio.

Total distributable cash flow for the first quarter of 2009, which includes amortization expense related to the option component of Copano’s risk management portfolio, totaled $35.1 million compared to $41.6 million for the first quarter of 2008.  First quarter 2009 total distributable cash flow represents 110% coverage of the first quarter 2009 distribution of $0.575 per unit.  First quarter 2008 total distributable cash flow represented 164% coverage of the first quarter 2008 distribution of $0.53 per unit.

Net income for the first quarter of 2009 decreased by 59% to $5.9 million, or $0.10 per unit on a diluted basis, compared with net income of $14.5 million, or $0.25 per unit on a diluted basis, for the first quarter of 2008.  The major drivers of Copano’s net income for the first quarter of 2009 compared to the first quarter of 2008 included:

•
a decrease in total segment gross margin of $8.8 million as a result of a $42.7 million decrease in operating segment gross margin, primarily reflecting average natural gas liquids (NGL) price declines of 57% at Conway and 58% at Mt. Belvieu, which was substantially offset by an increase of the total segment gross margin of $33.9 million from Copano’s commodity risk management activities;

•	an increase in operations, maintenance, depreciation and amortization expenses of $2.6 million primarily related to expanded operations in north Texas;
•	a decrease in general and administrative expenses of $1.1 million primarily related to reduced employee compensation and benefit expenses and third-party service providers’ costs;
•
a gain of $3.9 million related to the repurchase and retirement of $18.2 million aggregate principal amount of 7.75% senior unsecured notes due 2018 at market prices averaging 78% of the face amount of the notes; and

•
an increase in interest expense of $2.7 million as a result of increased average outstanding borrowings offset by slightly lower average interest rates between the periods ($838.1 million at 7.37% in 2009 compared to $634.6 million at 7.42% in 2008).  Average borrowings increased to provide additional liquidity and to finance Copano’s expansion activities in north Texas and contributions to Bighorn Gas Gathering, L.L.C. (Bighorn) and Fort Union Gathering, L.L.C. (Fort Union).

Weighted average diluted units outstanding decreased slightly to approximately 57.8 million for the first quarter of 2009 compared with approximately 57.9 million for the same period in 2008.

Segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA and total distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.

First Quarter Operating Results by Segment

Copano manages its business in three geographical operating segments:  Oklahoma, Texas and the Rocky Mountains.

Oklahoma

The Oklahoma segment provides natural gas midstream services in central and east Oklahoma and also includes a crude oil pipeline located in south Oklahoma and north Texas.
During the first quarter of 2009, segment gross margin for the Oklahoma segment decreased 59% to $15.1 million compared to $36.6 million for the first quarter of 2008.  The decrease resulted primarily from a 66% decline in realized margins on service throughput from the first quarter of 2008 ($0.62 per MMBtu in 2009 compared with $1.81 per MMBtu in 2008), reflecting lower NGL and natural gas prices.  During the first quarter of 2009, NGL prices based on Conway index prices and Copano’s weighted average product production mix averaged $24.13 per barrel compared with $56.33 per barrel during the first quarter of 2008, a decrease of $32.20, or 57%.  During the first quarter of 2009, natural gas prices based on CenterPoint East index prices averaged $3.37 per MMBtu compared with $7.20 per MMBtu during the first quarter of 2008, a decrease of $3.83, or 53%.

The decrease in segment gross margin for the Oklahoma segment was partially offset by increased service and processing volumes.  The Oklahoma segment gathered an average of 271,222 MMBtu/d of natural gas, processed an average of 160,181 MMBtu/d of natural gas and produced an average of 15,309 Bbls/d of NGLs at its own plants and third-party plants during the first quarter of 2009, representing increases of 22%, 6% and 5%, respectively, compared with the first quarter of 2008.  During the first quarter of 2008, the Oklahoma segment gathered an average of 222,006 MMBtu/d of natural gas, processed an average of 150,610 MMBtu/d of natural gas and produced an average of 14,543 Bbls/d of NGLs.

Texas

The Texas segment provides natural gas midstream services in Texas and also includes the Lake Charles, Louisiana processing plant.

Segment gross margin for the Texas segment decreased approximately 50% in the first quarter of 2009 to $20.6 million compared to $41.6 million for the first quarter of 2008.  The decrease resulted primarily from a 47% decline in realized margins on service throughput from the first quarter of 2008 ($0.35 per MMBtu in 2009 compared with $0.66 per MMBtu in 2008), reflecting lower NGL prices.  During the first quarter of 2009, NGL prices based on Mt. Belvieu index prices and Copano’s weighted average product production mix averaged $25.89 per barrel compared with $61.01 per barrel during the first quarter of 2008, a decrease of $35.12, or 58%.

The decrease in segment gross margin for the Texas segment was also attributable to decreased service and processing volumes.  During the first quarter of 2009, the Texas segment provided gathering, transportation and processing services for an average of 644,752 MMBtu/d of natural gas compared with 696,658 MMBtu/d for the first quarter of 2008.  The Texas segment gathered an average of 304,158 MMBtu/d of natural gas, processed an average of 558,195 MMBtu/d of natural gas and produced an average of 16,878 Bbls/d of NGLs at its plants and third-party plants during the first quarter of 2009, representing a 7% decrease as compared with the first quarter of 2008.  The Houston Central plant operated in conditioning mode for 6 days during the first quarter of 2009, which reduced the average NGL production by approximately 829 Bbls/d for the quarter.  During the first quarter of 2008, the Texas segment gathered an average of 327,998 MMBtu/d of natural gas, processed an average of 604,736 MMBtu/d of natural gas and produced an average of 18,082 Bbls/d of NGLs.

Rocky Mountains

The Rocky Mountains segment operates in Wyoming’s Powder River Basin and includes Copano’s managing member interests in Bighorn of 51% and in Fort Union of 37.04% and its producer services business.

Segment gross margin for the producer services business was $0.8 million for the first quarter of 2009 compared with $1.0 million for the same period in 2008.  Producer services throughput, which represents volumes purchased for resale, volumes gathered using firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with Wyoming Interstate Gas Company (WIC), or using additional capacity that Copano obtains on WIC, averaged 181,385 MMBtu/d for the first quarter of 2009, as compared to 226,721 MMBtu/d for the same period in 2008.  The decrease in segment gross margin was primarily the result of lower volumes primarily due to weather-related freeze-offs causing producers to shut in production.  These unfavorable weather conditions impeded the producers’ ability to put the wells back on production during the first quarter.  The Rocky Mountains segment results do not include the financial results and volumes associated with Copano’s interests in Bighorn and Fort Union, which are accounted for under the equity method of accounting and are shown under “Equity in earnings from unconsolidated affiliates.”  Average pipeline throughput for Bighorn and Fort Union on a combined basis increased 13% in the first quarter of 2009 as compared with the first quarter of 2008.  For the first quarter of 2009, average pipeline throughput for Bighorn and Fort Union totaled 201,777 MMBtu/d and 804,221 MMBtu/d, respectively, as compared to 218,025 MMBtu/d and 675,308 MMBtu/d, respectively, for the first quarter of 2008.

Corporate and Other

Corporate and other primarily consists of results from Copano’s commodity risk management portfolio.  Total segment gross margin includes a net gain of $16.1 million for Corporate and other for the first quarter of 2009 compared with a loss of $17.8 million for the first quarter of 2008.  The gain for the first quarter of 2009 included $25.1 million of net cash settlements received for expired commodity derivative instruments and $0.2 million of unrealized mark-to-market gains on undesignated economic hedges, offset by $9.2 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio.  The first quarter 2008 loss included $5.7 million of net cash settlements paid for expired commodity derivative instruments, $7.6 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio and $4.5 million of unrealized mark-to-market losses on undesignated economic hedges.

Cash Distributions

On April 15, 2009, Copano announced a first quarter 2009 cash distribution of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution is equal to Copano’s distribution of $0.575 per unit for the fourth quarter of 2008 and is payable on May 15, 2009 to common unitholders of record at the close of business on May 1, 2009.

Conference Call Information

Copano will hold a conference call to discuss its first quarter 2009 financial results and recent developments on Thursday, May 7, 2009 at 10:00 a.m. Eastern Daylight Time (9:00 a.m. Central Daylight Time).  To participate in the call, dial (480) 629-9815 and ask for the Copano call 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website.

A replay of the audio webcast will be available shortly after the call on Copano’s website.  Additionally, a telephonic replay will be available through March 15, 2009 by calling (303) 590-3000 and using the pass code 4062407#.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of segment gross margin, total segment gross margin, EBITDA, adjusted EBITDA and total distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP.  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets.  Copano believes that investors benefit from having access to the same financial measures that its management uses in evaluating Copano’s liquidity position or financial performance.

With respect to a Copano operating segment, segment gross margin is defined as segment revenue less cost of sales.  Cost of sales includes the following costs and expenses:  cost of natural gas and NGLs purchased, cost of crude oil purchased and costs paid to transport volumes.  Total segment gross margin is the sum of the operating segment gross margins and the results of Copano’s risk management activities that are included in Corporate and other.  Copano views total segment gross margin as an important performance measure of the core profitability of its operations.  Segment gross margin allows Copano’s senior management to compare volume and price performance of the segments and to more easily identify operational or other issues within a segment.  The GAAP measure most directly comparable to total segment gross margin is operating income.

Copano defines EBITDA as net income plus interest and other financing costs, provision for income taxes and depreciation, amortization and impairment expense.  Because a portion of Copano’s net income is attributable to equity in earnings (loss) from its unconsolidated affiliates, including Bighorn, Fort Union, Webb/Duval Gatherers (Webb Duval) and Southern Dome, LLC (Southern Dome), Copano calculates adjusted EBITDA to reflect the depreciation, amortization and impairment expense and interest and other financing costs embedded in the equity in earnings (loss) from these unconsolidated affiliates.  Specifically, adjusted EBITDA is determined by adding to EBITDA (i) the amortization expense attributable to the difference between Copano’s carried investment in each unconsolidated affiliate and the underlying equity in its net assets, (ii) the portion of each unconsolidated affiliate’s depreciation and amortization expense which is proportional to Copano’s ownership interest in that unconsolidated affiliate and (iii) the portion of each unconsolidated affiliate’s interest and other financing costs which is proportional to Copano’s ownership interest in that unconsolidated affiliate.  External users of Copano’s financial statements such as investors, commercial banks and research analysts use EBITDA or adjusted EBITDA, and Copano’s management uses adjusted EBITDA as a supplemental financial measure to assess:

•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;
•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;
•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA also is a financial measure that, with certain negotiated adjustments, is reported to Copano’s lenders and is used to compute financial covenants under its credit facility.  Neither EBITDA nor adjusted EBITDA should be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP.  Copano’s EBITDA or adjusted EBITDA may not be comparable to EBITDA, adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA or adjusted EBITDA in the same manner as Copano does.  Copano has reconciled EBITDA and adjusted EBITDA to net income and cash flows from operating activities.

Total distributable cash flow is defined as net income plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of Copano’s risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings of unconsolidated affiliates; and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and Copano’s line fill contributions to third-party pipelines and gas imbalances.  Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of Copano’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.

Total distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by Copano (prior to any cash reserves established by its Board of Directors) to the cash distributions expected to be paid to unitholders, and it also correlates with the metrics of Copano’s debt covenants.  Using total distributable cash flow, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.  Total distributable cash flow is an important non-GAAP financial measure for unitholders since is serves as an indicator of Copano’s success in providing a cash return on investment— specifically, whether or not Copano is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Total distributable cash flow is also used by industry analysts with respect to publicly traded partnerships and limited liability companies because the market value of a unit of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders.  The GAAP measure most directly comparable to total distributable cash flow is net income.

Although Copano has previously reported both distributable cash flow and total distributable cash flow, Copano has determined that total distributable cash flow is a better measure of the rate at which cash available for distribution is generated by Copano’s operations than distributable cash flow, which does not add back the amortization expense relating to the option component of Copano’s risk management portfolio.  Total distributable cash flow should be not considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.

This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements reflect certain assumptions based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to future distributions.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Copano’s control, which may cause Copano’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to Copano, key customers reducing the volume of natural gas and NGLs they purchase from Copano, a decline in the price and market demand for natural gas and NGLs, the incurrence of significant costs and liabilities in the future resulting from Copano’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

– financial statements to follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per unit information)
Revenue:
Natural gas sales	$94,979	$180,887
Natural gas liquids sales	80,831	154,081
Crude oil sales	15,338	41,182
Transportation, compression and processing fees	14,999	12,682
Condensate and other	10,269	12,916
Total revenue	216,416	401,748

Costs and expenses:
Cost of natural gas and natural gas liquids (1)	143,458	297,468
Cost of crude oil purchases (1)	14,428	39,842
Transportation (1)	5,984	3,121
Operations and maintenance	12,822	11,830
Depreciation and amortization	13,165	11,570
General and administrative	10,725	11,850
Taxes other than income	786	741
Equity in earnings from unconsolidated affiliates	(1,484)	(396)
Total costs and expenses	199,884	376,026

Operating income	16,532	25,722

Interest and other income	46	456
Gain on retirement of unsecured debt	3,939	—
Interest and other financing costs	(14,448)	(11,392)
Income before income taxes	6,069	14,786
Provision for income taxes	(164)	(284)
Net income	$5,905	$14,502

Basic net income per common unit:
Net income	$0.11	$0.31
Weighted average number of common units	54,012	47,377

Diluted net income per common unit:
Net income	$0.10	$0.25
Weighted average number of common units	57,814	57,880

_______________
(1) Exclusive of operations and maintenance and depreciation and amortization shown separately below.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Cash Flows From Operating Activities:
Net income	$5,905	$14,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,165	11,570
Amortization of debt issue costs	1,270	768
Equity in earnings from unconsolidated affiliates	(1,484)	(396)
Distributions from unconsolidated affiliates	5,371	4,276
Gain on retirement of unsecured debt	(3,939)	—
Noncash (gain) loss on risk management portfolio, net	(239)	4,472
Equity-based compensation	1,705	969
Deferred tax provision	12	106
Other noncash items	332	(39)
Changes in assets and liabilities:
Accounts receivable	28,277	(20,065)
Prepayments and other current assets	1,060	258
Risk management activities	9,188	(18,174)
Accounts payable	(22,925)	31,733
Other current liabilities	(2,300)	(10,802)
Net cash provided by operating activities	35,398	19,178

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(19,423)	(27,642)
Additions to intangible assets	(417)	(965)
Acquisitions	—	(77)
Investment in unconsolidated affiliates	(632)	(3,336)
Distributions from unconsolidated affiliates	1,560	776
Other	(539)	(354)
Net cash used in investing activities	(19,451)	(31,598)

Cash Flows From Financing Activities:
Proceeds from long-term debt	50,000	20,000
Retirement of senior notes due 2016 and 2018	(14,286)	—
Deferred financing costs	—	(61)
Distributions to unitholders	(31,057)	(24,201)
Capital contributions from pre-IPO investors	—	4,103
Equity offering costs	—	(47)
Proceeds from option exercises	5	183
Net cash provided by (used in) financing activities	4,662	(23)

Net increase (decrease) in cash and cash equivalents	20,609	(12,443)
Cash and cash equivalents, beginning of year	63,684	72,665
Cash and cash equivalents, end of period	$84,293	$60,222

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	As of
	March 31, 2009	December 31, 2008
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$84,293	$63,684
Accounts receivable, net	67,910	96,028
Risk management assets	75,419	76,440
Prepayments and other current assets	3,944	5,004
Total current assets	231,566	241,156
Property, plant and equipment, net	826,043	823,574
Intangible assets, net	196,641	198,974
Investment in unconsolidated affiliates	635,057	640,598
Escrow cash	1,858	1,858
Risk management assets	65,113	82,892
Other assets, net	23,421	24,613
Total assets	$1,979,699	$2,013,665

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$78,149	$103,849
Accrued interest	9,588	11,904
Accrued tax liability	936	784
Risk management liabilities	6,572	6,272
Other current liabilities	10,581	16,787
Total current liabilities	105,826	139,596

Long-term debt (includes $685 and $704 bond premium as of March 31, 2009 and December 31, 2008, respectively)	852,875	821,119
Deferred tax provision	1,730	1,718
Risk management and other noncurrent liabilities	11,389	13,274

Members’ capital:
Common units, no par value, 54,068,991 and 53,965,288 units issued and outstanding as of March 31, 2009 and 2008, respectively	865,348	865,343
Class C units, no par value, 394,853 units issued and outstanding as of March 31, 2009 and December 31, 2008	13,497	13,497
Class D units, no par value, 3,245,817 units issued and outstanding as of March 31, 2009 and December 31, 2008	112,454	112,454
Paid-in capital	36,890	33,734
Accumulated deficit	(80,253)	(54,696)
Accumulated other comprehensive income	59,943	67,626
	1,007,879	1,037,958
Total liabilities and members’ capital	$1,979,699	$2,013,665

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	($ in thousands)

Total segment gross margin(1)	$52,546	$61,317
Operations and maintenance expenses	12,822	11,830
Depreciation and amortization	13,165	11,570
General and administrative expenses	10,725	11,850
Taxes other than income	786	741
Equity in earnings from unconsolidated affiliates	(1,484)	(396)
Operating income	16,532	25,722
Gain on retirement of unsecured debt	3,939	—
Interest and other financing costs, net	(14,402)	(10,936)
Provision for income taxes	(164)	(284)
Net income	$5,905	$14,502
Total segment gross margin:
Oklahoma	$15,071	$36,570
Texas	20,580	41,576
Rocky Mountains	799	963
Segment gross margin	36,450	79,109
Corporate and other(2)	16,096	(17,792)
Total segment gross margin(1)	$52,546	$61,317
Segment gross margin per unit:
Oklahoma:
Service throughput ($/MMBtu)(3)	$0.62	$1.81
Texas:
Service throughput ($/MMBtu) (4)	$0.35	$0.66
Rocky Mountains:
Producer services throughput ($/MMBtu) (5)	$0.05	$0.05

Volumes:
Oklahoma:(3) (6)
Service throughput (MMBtu/d)	271,222	222,006
Plant inlet throughput (MMBtu/d)	160,181	150,610
NGLs produced (Bbls/d)	15,309	14,543
Crude oil service volumes (Bbls/d)	4,406	3,691
Texas: (4) (7)
Service throughput (MMBtu/d)	644,752	696,658
Pipeline throughput (MMBtu/d)	304,158	327,998
Plant inlet volumes (MMBtu/d)	558,195	604,736
NGLs produced (Bbls/d)	16,878	18,082
Rocky Mountains:
Producer services throughput (MMBtu/d)(5)	181,385	226,721

Capital Expenditures:
Maintenance capital expenditures	$2,151	$3,059
Expansion capital expenditures	10,535	30,621
Total capital expenditures	$12,686	$33,680
Operations and maintenance expenses:
Oklahoma	$5,766	$5,926
Texas	7,054	5,852
Rocky Mountains	2	52
Total operations and maintenance expenses	$12,822	$11,830
_________________
(1)
Total segment gross margin is a non-GAAP financial measure.  For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Use of Non-GAAP Financial Measures.”

(2)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(3)
Excludes volumes associated with our interest in Southern Dome.  For the three months ended March 31, 2009, plant inlet volumes for Southern Dome averaged 10,608 MMBtu/d and NGLs produced averaged 367 Bbls/d.  For the three months ended March 31, 2008, plant inlet volumes for Southern Dome averaged 10,824 MMBtu/d and NGLs produced averaged 448 Bbls/d.

(4)
Excludes volumes associated with Copano’s interest in Webb Duval.  Gross volumes transported by Webb Duval were 88,740 MMBtu/d and 81,138 MMBtu/d, net of intercompany volumes, for the three months ended March 31, 2009 and 2008, respectively.

(5)
Producers services throughput represents volumes purchased for resale, volumes gathered using firm capacity gathering agreements with Fort Union and volumes transported under firm capacity transportation agreements with WIC or using additional capacity that we obtain on WIC. Excludes results and volumes associated with our interests in Bighorn and Fort Union.  Volumes gathered by Bighorn were 201,777 MMBtu/d and 218,025 MMBtu/d, respectively, for the three months ended March 31, 2009 and 2008, respectively.  Volumes gathered by Fort Union were 804,221 MMBtu/d and 675,308 MMBtu/d, respectively, for the three months ended March 31, 2009 and 2008, respectively.

(6)
Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Oklahoma segment at all plants, including plants owned by the Oklahoma segment and plants owned by third parties.  Plant inlet volumes averaged 122,902 MMBtu/d and NGLs produced averaged 12,535 Bbls/d for the three months ended March 31, 2009 for plants owned by the Oklahoma segment.  Plant inlet volumes averaged 99,270 MMBtu/d and NGLs produced averaged 9,994 Bbls/d for the three months ended March 31, 2008 for plants owned by the Oklahoma segment.

(7)
Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Texas segment at all plants, including plants owned by the Texas segment and plants owned by third parties.  Plant inlet volumes averaged 535,083 MMBtu/d and NGLs produced averaged 15,049 Bbls/d for the three months ended March 31, 2009 for plants owned by the Texas segment.  Plant inlet volumes averaged 581,051 MMBtu/d and NGLs produced averaged 16,376 Bbls/d for the three months ended March 31, 2008 for plants owned by the Texas segment.

Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measures of (i) total [Missing Graphic Reference]segment gross margin (which consists of the sum of individual segment gross margins and the results of our risk management activities, which are included in corporate and other) to the GAAP financial measure of operating income, (ii) EBITDA and adjusted EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (iii) total distributable cash flow to the GAAP financial measure of net income, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2009	2008
Reconciliation of total segment gross margin to operating income:
Operating income	$16,532	$25,722
Add: Operations and maintenance expenses	12,822	11,830
Depreciation and amortization	13,165	11,570
General and administrative expenses	10,725	11,850
Taxes other than income	786	741
Equity in earnings from unconsolidated affiliates	(1,484)	(396)
Total segment gross margin	$52,546	$61,317

Reconciliation of EBITDA and adjusted EBITDA to net income:
Net income	$5,905	$14,502
Add: Depreciation and amortization	13,165	11,570
Interest and other financing costs	14,448	11,392
Provision for income taxes	164	284
EBITDA	33,682	37,748
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,818	4,599
Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,557	1,269
% of equity method investment interest and other financing costs	508	2,170
Adjusted EBITDA	$40,565	$45,786

Reconciliation of EBITDA and adjusted EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$35,398	$19,178
Add: Cash paid for interest and other financing costs	13,178	10,624
Equity in earnings from unconsolidated affiliates	1,484	396
Distributions from unconsolidated affiliates	(5,371)	(4,276)
Risk management activities	(9,188)	17,240
Decrease in working capital and other	(1,819)	(5,414)
EBITDA	33,682	37,748
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,818	4,599
Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,557	1,269
% of equity method investment interest and other financing costs	508	2,170
Adjusted EBITDA	$40,565	$45,786

Reconciliation of net income to total distributable cash flow:
Net income	$5,905	$14,502
Add: Depreciation and amortization	13,165	11,570
Amortization of commodity derivative options	9,188	7,562
Amortization of debt issue costs	1,270	768
Equity-based compensation	1,959	969
Distributions from unconsolidated affiliates	6,931	5,052
Unrealized losses associated with line fill contributions and gas imbalances(4)	166 (1)	75 (2)
Unrealized (gains)/losses on derivatives	(239)	4,473
Deferred taxes and other	346	68
Less: Equity in earnings from unconsolidated affiliates	(1,484)	(396)
Maintenance capital expenditures	(2,151)	(3,059)
Total distributable cash flow(3)(4)	$35,056	$41,584

Actual quarterly distribution (“AQD”)	$31,748	$25,295
Total distributable cash flow coverage of AQD	110%	164%
____________________
(1)
Reflects net non-cash mark-to-market charges associated with (a) contractual obligations to maintain certain levels of line fill contributions with third parties of $42,000 and (b) gas imbalance losses of $124,000.

(2)	Reflects non-cash mark-to-market charges associated with gas imbalances not previously reflected in total distributable cash flow.

(3)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(4)
Beginning with the third quarter of 2008, unrealized non-cash losses (gains) associated with line fill contributions and gas imbalances have been added back in the determination of total distributable cash flow.  Prior periods have been adjusted to reflect this change.